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                                                                   Exhibit 99.1


                        JOINT PROXY STATEMENT/PROSPECTUS

                                                               November 23, 1998

                                      LOGO
Dear Platinum Stockholder:

     As you may be aware, Platinum Software Corporation, a Delaware corporation ("Platinum"), and DataWorks Corporation, a Delaware corporation ("DataWorks"), have entered into an Agreement and Plan of Reorganization dated as of October 13, 1998, as amended as of October 30, 1998 (the "Reorganization Agreement") providing for the acquisition of DataWorks by Platinum (the "Merger"). The Merger is more fully described in the accompanying Joint Proxy Statement/Prospectus. A special meeting of the stockholders of Platinum will be held at 195 Technology Drive, Irvine, California 92618 on December 23, 1998 at 10:00 a.m. local time.

     At the Platinum Special Meeting you will be asked to consider and vote upon the issuance of shares of Common Stock, par value $0.001 per share, of Platinum ("Platinum Common Stock") to the stockholders of Dataworks pursuant to the Reorganization Agreement.

     After careful consideration, the Board of Directors of Platinum has unanimously approved the Reorganization Agreement and the Merger, and has concluded they are fair to, and in the best interests of, Platinum and its stockholders. The Platinum Board unanimously recommends that you vote in favor of the foregoing proposal.

     In the materials accompanying this letter you will find a Notice of Special Meeting of Stockholders, a Joint Proxy Statement/Prospectus relating to the proposal to be voted upon at the Platinum Special Meeting and a Proxy Card. The Joint Proxy Statement/ Prospectus more fully describes the proposed transaction and the proposal before the Platinum stockholders.

     All Platinum stockholders are cordially invited to attend the Platinum Special Meeting in person. If you attend the Platinum Special Meeting, you may vote in person even though you have previously returned your completed proxy card.

     WHETHER OR NOT YOU PLAN TO ATTEND THE PLATINUM SPECIAL MEETING, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED AND VOTED. APPROVAL OF THE ISSUANCE OF SHARES OF PLATINUM COMMON STOCK REQUIRES THE AFFIRMATIVE VOTE OF A MAJORITY OF SHARES CAST REGARDING SUCH PROPOSAL.

     PLEASE COMPLETE, SIGN, DATE AND RETURN YOUR PROXY CARD IN THE ENCLOSED ENVELOPE. YOUR VOTE IS IMPORTANT-PLEASE RETURN YOUR PROXY CARD PROMPTLY.

                                              Sincerely,

                                              L. George Klaus
                                              Chairman of the Board, President
                                              and
                                              Chief Executive Officer